Exhibit 21

Subsidiaries of the Company

2003
Caystar Holdings (100%) Cayman Islands
Bogoso Holdings (100%) Cayman Islands
Bogoso Gold Limited (90%) Ghana
Prestea Underground JV (66%) Ghana
Wasford Holdings (100%) Cayman Islands
Wexford Goldfields Limited (90%) Ghana
GSR Exploration Limited (100%) Ghana
Société des Mines de Yaou & Dorlin ( SMYD) (50%) France
Guyanor Ressources S.A. (72.9%) France
Société de Travaux Publics et de Mines Aurifères en Guyane (“SOTRAPMAG”) S.A.R.L. France
Société des Mines de Yaou & Dorlin S.A. ( SMYD) (50%) France